Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 2021, relating to the combined financial statements of Bridge Investment Group LLC and its subsidiaries and the Bridge General Partners. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

June 22, 2021